EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is entered into this 24th day of July, 2008, by and between the Centre Island Properties, Ltd., a Cayman Islands corporation, having its principal address at 1114 B West Bay Road, Grand Cayman, Cayman Islands (“Seller”), and Reliv International, Inc., a Delaware corporation, having its principal place of business at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri (the “Company”).

WHEREAS, Seller is the owner of Four Hundred Three Thousand Eight Hundred (403,800) shares of the common stock of the Company (such shares hereinafter referred to as the “Shares”); and,

WHEREAS, Seller desires to sell and Company desires to purchase and redeem all of the Shares on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. Sale and Purchase of Shares. Subject to and on the terms and conditions hereof, in reliance on the representations and warranties herein and for the consideration herein, Seller agrees to sell to the Company, and the Company agrees to purchase and redeem from Seller, all of the Shares at the price and on the terms provided herein.

2. Purchase Price. The purchase price for all of the Shares shall be Six Dollars ($6.00) per share or an aggregate of Two Million Four Hundred Twenty-Two Thousand Eight Hundred Dollars ($2,422,800).

3. Payment. Subject to and on the terms and conditions hereof, and in full payment of the purchase price hereunder, the Company shall, concurrently with the deliveries described in Sections 4.1 and 4.2 below and confirmation of its receipt of the Shares in the Company’s account designated in the instruction letter described below, transfer to an account designated by Seller the aggregate amount of the purchase price for the Shares provided for herein.

4. Closing and Transfer. The Closing of the transactions provided for herein shall be held at the offices of the Company on July 25, 2008, or such later date as may be mutually agreed upon by the parties. At the Closing:

4.1 Each party shall deliver to the other a fully executed copy of this Agreement.

4.2 Seller shall deliver all of the Shares to the Company by transfer of the Shares, through the Depository Trust Company, from Seller’s brokerage account to the Company’s brokerage account; to effect such transfer, Seller will deliver instructions to its securities broker holding the Shares substantially in the form of the instruction letter attached to this Agreement as Exhibit A (or such other form as the parties may agree) and shall provide to the Company a copy of the delivery of such instruction letter to its securities broker at the time of the Closing.

4.3 The Company shall pay the purchase price for the Shares as provided in Section 3 hereof and shall provide evidence to Seller of the wire transfer of funds for that payment.

Effective at the time of Closing, the Company shall be entitled to transfer all of the Shares on the books of the Company to the name of the Company.

5. Representations and Warranties of Seller. Seller represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

5.1  Seller is the sole owner of, and has good and marketable title to, the Shares free and clear of any and all contracts, options, commitments, agreements, liens, claims or encumbrances whether or not of record.

5.2  Seller has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and this Agreement, and the transactions provided for herein, have been duly and validly authorized by proper action of the Board of Directors of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.3 The sale and transfer of the Shares as provided herein will not violate, or constitute a default under, any agreement, commitment, contract, loan, security agreement, pledge or other document or instrument to which Seller is a party or by which Seller or any of the Shares are bound.

5.4 (i) Seller is fully informed concerning the business, condition, financial and otherwise, assets, operations and prospects of the Company; (ii) Seller, or its representatives, have read and have knowledge of all reports filed by the Company with the Securities and Exchange Commission, including all Reports on Form 10-K and Form 10-Q, (iii) neither the Company nor any officer, director, agent or representative of the Company has made any representation or warranty, or provided any information, to Sellers concerning or relating to the business, condition, financial or otherwise, assets, operations or prospects of the Company, except as is set forth in the public filings of the Company, and (iv) the market value of the Company’s common stock as traded on the NASDAQ Stock Market, or otherwise, may increase to an amount in excess of the purchase price for the Shares, and nevertheless, Seller has determined and desire to sell the Shares on the terms and at the price provided herein.

The representations and warranties of Seller herein shall survive the Closing.

6. Representations and Warranties of the Company. The Company represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

6.1 The Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and this Agreement, and the transactions provided for herein, have been duly and validly authorized by proper action of the Board of Directors of this Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.2 The Company has filed all Reports required by it to be filed with the Securities and Exchange Commission, including all Reports on Form 10-K and Form 10-Q.

6.3 The Company has filed, or shall timely file, and make any and all reports or disclosures, required to be made or filed, concerning or related to this Agreement and the transactions provided for herein.

6.4 The Company’s purchase of the Shares as provided herein will not violate, or constitute a default under, any agreement, commitment, contract, loan, security agreement, pledge or other document or instrument to which the Company is a party or by which the Company is bound.

The representations and warranties of the Company herein shall survive the Closing.

7. Right of First Refusal.

(a) If Seller or any of its Affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) shall, at any time, desire to sell some or all of the Remaining Shares in the open market or directly to a third party (the “Third Party”), Seller and/or its Affiliates shall give written notice of such desire to the Company, which notice shall contain the number of shares Seller and/or any of its Affiliates desire to sell, if such sale is to be made in the open market or whether it is a negotiated sale to a Third Party, the proposed terms of the sale and, if the sale is a negotiated sale, the name and address of the Third Party (the “Offer Notice”). The Company shall have the right of first refusal to acquire all or any portion of the Remaining Shares that Seller and/or any of its Affiliates desire to sell as specified in the Offer Notice (the “Offered Shares”) for a period of two (2) days following the date the Company receives the Offer Notice. The Company must give any such notice of exercise to Seller within such two-day period. The Company may freely assign its purchase option in whole or in part. The selling price and terms of any sale of the Offered Shares to the Company or its assignees shall be the same as set forth in the Offer Notice; and if the Offer Notice proposes sales for cash in the open market, then the selling price to the Company or its assignees for each Offered Share will be the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on the date the Offer Notice is given.

(b) If the Company does not exercise its right of first refusal within the required two-day period provided above, Seller and/or any of its Affiliates identified in the Offer Notice shall have the right, for a period of twenty (20) days following the expiration of such two-day period, to sell to the Third Party or in the open market, as identified in the Offer Notice, the Offered Shares not purchased by the Company or its assignees; provided, however, that (i) if the sale is to the Third Party, the sale shall be made by Seller and/or any of its Affiliates to the Third Party as identified in the Offer Notice on terms that are no more favorable to the purchaser of such Offered Shares than those set forth in the Offer Notice, and (ii) if such Offered Shares not purchased by the Company or its assignees are not sold by Seller and/or any of its Affiliates in accordance with this Section 7(b) within the twenty (20)-day period described herein, the Offered Shares shall again be subject to the right of first refusal set forth above.

(c) The closing pursuant to the exercise of the right of first refusal under Section 7(a) above shall take place no later than five (5) days after the Company shall have notified Seller and any of its Affiliates of the exercise of the right of first refusal and in the same manner as described in Section 4 of this Agreement.

(d) If Seller and/or any of its Affiliates transfers any shares of common stock of the Company by gift, it will obtain the donee’s written agreement to comply with the right of first refusal in this Section 7 regarding any further sale of those shares of common stock of the Company.

8. Specific Enforcement. The obligations of Seller hereunder are of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value so that the loss of the Shares or violation by Seller of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right to compel specific performance hereof by Seller or to obtain injunctive relief against violations hereof by Seller.

9. Further Assurances. Seller and the Company shall take such other and further actions, execute such other and further documents as shall be reasonably necessary or appropriate to effect and consummate the sale contemplated herein.

10. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in person, delivered by prepaid courier, mailed by prepaid certified mail (return receipt requested), or transmitted by facsimile, to the parties as follows:

If to Seller or any of its Affiliates, to:	Christopher Whorms, Director
Centre Island Properties, Ltd.
1114 B West Bay Road
Grand Cayman, Cayman Islands
Facsimile: (345) 946-9645

If to Company, to:	Robert L. Montgomery
Chief Executive Officer
Reliv International, Inc.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005
Facsimile: (636) 537-9753

Any notice that is (a) delivered in person or by prepaid courier shall be deemed given, effective, and received upon delivery to (or refusal by) the addressee, (b) mailed shall be deemed given, effective, and received upon the earlier of delivery to (or refusal by) the addressee or the third business day after the date of mailing, and (c) transmitted by facsimile shall be deemed given, effective, and received upon receipt by the addressee as confirmed by the facsimile transmission report.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral warranties, representations, inducements, understandings, commitments, agreements or contracts. This Agreement may not be modified except by a writing signed by both of the parties.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, heirs, personal representatives, successors and assigns.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Missouri. This Agreement shall be deemed to have been executed in the State of Missouri and the courts of the State of Missouri, County of St. Louis, or the courts of the United States of America for the Eastern District of Missouri, shall have exclusive jurisdiction of any case, action or proceeding arising under or related to this Agreement. Each of the parties hereto consents to the jurisdiction of such courts with respect to any such case, action or proceeding and further consents to service of process in any action filed by the other party by certified mail at the address of the party set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

RELIV INTERNATIONAL, INC.

By: /s/ Robert L. Montgomery
Robert L. Montgomery, CEO

ATTEST:

/s/ Steven D. Albright
Vice President

CENTRE ISLAND PROPERTIES, LTD.

By: /s/ Christopher Whorms
Christopher Whorms, Director

Centre Island Properties, Ltd.
1114 B West Bay Road
Grand Cayman, Cayman Islands

July ___, 2008

[Seller’s securities broker]

Re: Transfer of Shares of Reliv’ International, Inc.

Ladies and Gentlemen:

The undersigned is the holder of _______ shares (the “Shares”) of common stock of Reliv’ International, Inc., a Delaware corporation (“Reliv”), CUSIP No. 75952 R 100, EIN 37-1172197.

You are hereby instructed to transfer and deliver the Shares, against payment, via Depository Trust Company (“DTC”) to [name of Reliv’s broker (“Broker”),] having DTC Participant No. _____, on July ____, 2008. The Shares are being transferred for registration unto [Broker] Account No. ___________ for the benefit of Reliv. In exchange for the transfer of the Shares to [Broker], you are to receive for the undersigned’s account payment in the amount of $2,422,800.

CENTRE ISLAND PROPERTIES, LTD.

By:_______________________________
Christopher Whorms, Director